SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 9, 2009

Date of report (Date of earliest event reported)

GANDER MOUNTAIN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-50659	41-1990949
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Fifth Street, Suite 1300 Saint Paul, Minnesota	55101
(Address of Principal Executive Offices)	(Zip Code)

(651) 325-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 9, 2009, we appointed Michael Owens, age 54, as our Executive Vice President and Chief Operating Officer.  Mr. Owens worked at Anheuser-Busch, a brewing company, for 27 years prior to his employment with us.  He served as Vice President of Business Operations from July 2007 through November 2008, as Vice President of Sales and Marketing from July 2005 through May 2007, and as Vice President of Sales and Wholesaler Operations from 2001 through June 2005.

There are no family relationships between Mr. Owens and any of our directors or executive officers that are required to be disclosed under Item 401(d) of Regulation S-K, and there are no transactions between Mr. Owens or any of his immediate family members and us or any of our subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K.

In connection with his employment by us, Mr. Owens entered into the employment agreement attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference.  Mr. Owens initial base salary and bonus opportunity are reflected in his employment agreement.  Pursuant to his employment agreement, Mr. Owens will be eligible for our standard executive severance and option acceleration benefits covering, in most applicable instances, a period of 12 months post-termination.  Mr. Owens will also receive payment of certain expenses intended to facilitate the performance of his duties and the reimbursement of any associated taxes.  The foregoing description of the terms of Mr. Owens’ employment agreement is a summary only and is qualified in all respects by reference to the employment agreement attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement dated January 9, 2009 by and between Gander Mountain Company and Michael Owens

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GANDER MOUNTAIN COMPANY

Date: January 12, 2009	/s/ Eric R. Jacobsen
Eric R. Jacobsen
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Employment Agreement dated January 9, 2009 by and between the Gander Mountain Company and Michael Owens	Filed Electronically